Exhibit 99.1

For more information contact:
Charles F. Champion Chief Executive Officer Youbet.com, Inc. 818/668-2100	Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212/835-8500orubet@jcir.com

For Immediate Release

YOUBET.COM AGREES TO ACQUIRE INTERNATIONAL RACING GROUP

- Transaction Would Expand Scope of Youbet.com’s Product Line -

Woodland Hills, CA, February 8, 2005 – Youbet.com, Inc. (NASDAQ: UBET), a leading online wagering company and the largest provider of Internet horse racing content in the United States, announced today that it has entered into a Letter of Intent to acquire International Racing Group (IRG), a privately-held, licensed and regulated pari-mutuel account wagering company based in Curacao, a Netherlands Antilles territory. The purchase of IRG is contingent upon certain events, including the completion of Youbet’s due diligence, execution of the definitive transaction documents and the approval of Youbet’s Board of Directors.

If completed, the acquisition is expected to close in the second quarter and would be accretive to Youbet’s 2005 operating results. Youbet expects to finance the transaction with cash on hand and the issuance of common stock currently held in treasury. Youbet intends to operate IRG as a separate legal entity. Additional financial details will be disclosed upon execution of the definitive purchase agreements.

IRG does not process wagers over the Internet. IRG accepts telephone wagers only; predominantly from high-volume customers. IRG has contractual agreements with the more than 90 thoroughbred, harness and greyhound tracks for which it accepts wagers. IRG had approximately $140 million and $210 million in handle (total wagers) in 2003 and 2004, respectively. IRG’s success and popularity is partially attributable to its practice of employing a wager discounting program for players in exchange for their wagering volume.

While IRG is one of several companies that were recently denied a continued signal feed from the New York Racing Association (NYRA), Youbet continues to receive NYRA’s racing content and therefore believes that IRG’s customers will benefit from this transaction. In addition, Youbet also believes that its existing relationships with race tracks and horsemen’s groups will benefit as a result of the proposed transaction.

Charles F. Champion, Youbet Chairman and CEO commented, “One of our core growth initiatives has been to expand the scope of our ADW product line through the acquisition of other pari-mutuel wagering companies that would be accretive to our operations. The acquisition of IRG, which has built up a strong and loyal customer base under the direction of Lou Tavano, would, if completed, be consistent with this goal. Lou and his management team have a deep appreciation for the horse racing industry, its regulatory process and the role that our companies can play in furthering growth in the entire industry.
John Roark, President of the National Horsemen’s Benevolent and Protective Association (NHBPA) commented, “Off-track wagering is a complementary business for the horse racing segment, and the appreciation of it by industry participants should only increase as the visibility of licensed, public companies continues to grow. We believe the proposed acquisition of IRG, given Youbet’s leadership in setting compliance and regulatory standards, makes this transaction one that will benefit race tracks, horsemen’s groups, and the industry at large.”

Youbet recently began the formation of an independent committee that will review the Company’s current gaming compliance policies to ensure that the Company continues to employ “best-practices”, and then report its findings to Youbet’s Board of Directors. Youbet has retained Gregg Schatzman of the firm of Schatzman & Associates, a 23-year gaming industry veteran and former Chief of Investigations for the Nevada Gaming Control Board, to assist Youbet and the committee in crafting and implementing any necessary protocols to ensure that, among other items, the protocols and safeguards of acquisition targets are in line with the rigorous standards Youbet has established for its online and telephonic wagering businesses. In connection with the completion of the IRG due diligence, Mr. Schatzman will conduct a review of IRG’s business operations and recommend new polices, if needed, to ensure that IRG’s business operations satisfy Youbet’s compliance policies. Youbet expects to add representatives from the horse racing, U.S. law enforcement and financial services sectors to the committee in the near term.

Champion continued, “As our ADW business grows and our product lines diversify, we intend to maintain a leadership role in self-regulation and compliance. To that end, we will continue to rely upon and work with outside experts like Gregg to help integrate new businesses into our current compliance programs.”

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members can watch and, in most states, wager on the widest variety of horse racing content available via Youbet.com’s website.

Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates TotalAccessSM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.youbet.com.

Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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